Exhibit 10.1

IMMUCOR, INC.

FY 2010 Bonus and Long-Term Incentive Plan

Adopted June 4, 2009

Bonus Plan

This is a bonus plan for all Executive officers, (Executive officers = CEO, CSO, CFO, General Counsel and any other individuals determined by the Board to be an executive officer for SEC purposes), other officers (Vice Presidents), directors, and director-equivalent-level professional positions as determined by management.

All bonuses will be based on the company achieving specified FY 2010 goals for net income, product quality and new product introduction established by the Compensation Committee of the Board of Directors, and on achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year. Target net income is subject to such adjustments as may be deemed appropriate by the Compensation Committee to account for acquisitions, reorganizations and other events not contemplated by the Compensation Committee at the time the bonus plan was adopted.

Employees who are eligible to receive commissions will not be eligible to participate in the bonus plan.

To be eligible to receive a bonus, the employee must have been employed by the company not later than March 1 of the fiscal year to which the bonus applies (the “bonus year”), and must be employed by the company at the time bonuses for the bonus year are paid. For employees who have not been employed by the company for the full bonus year, bonuses will be prorated on a monthly basis, with initial employment during the first 15 days of a month being treated as employment for the full month, and initial employment after the first 15 days of a month not being treated as a month of employment.

Award levels are stated as a percentage of base compensation or salary. For LTI awards this means base compensation or salary as of May 31, 2009; for bonuses this means base compensation or salary as of May 31, 2010.

The Compensation Committee will have the authority to interpret the terms and provisions of the bonus plan and to otherwise supervise the administration of the bonus plan. Any determination made by the Compensation Committee under the bonus plan will be final and binding on all persons, including the company and the participants.

Target Bonus Awards

The following table shows target annual bonus awards and the bonus awards earned at 105% and 110% or more of FY 2010 target net income, as a percentage of base compensation for each level of plan participant. Bonus awards can be earned on a prorated basis if actual net income is 90% or more but less than 100% of target net income.

Position Level	Bonus Award (% of Base Compensation)*
	Target Bonus (100% of Target Net Income*)	105% of Target Net Income*	110% of Target Net Income or Above*
Executive Officers	12.5%	25%	37.5%

Other Officers (Vice Presidents)	7.5%	15%	22.5%
Directors & Equivalent>$100,000 Salary	6%	12%	18%
Directors & Equivalent $80,000 - $100,000 Salary	5%	10%	15%
Directors & Equivalent <$80,000 Salary	4%	8%	12%

*	Assumes that product quality, new product introduction and individual performance goals are achieved.

Bonus Award Determination

Plan participants will be eligible for bonuses based on 3 components, weighted equally:

•	Immucor’s actual net income compared to target net income for FY 2010 (Net Income Component)

•	The achievement of corporate goals for product quality and new product introduction for FY 2010 (Product Component); and

•	The achievement of individual performance objectives for FY2010 (Individual Goals Component).

If net income is below 90% of target net income, no bonus payments will be made under the bonus plan, regardless of achievement of goals under the Product Component and Individual Goals Component.

NET INCOME COMPONENT

Net Income Levels

The following table shows the percentage of the Net Income Component that will be earned if net income is at or below the FY 2010 target net income.

If net income is the following percent of target net income*	Percentage of Net Income Component Earned
<95%	0%
95%	50%
100%	100%

*	Net Income Component will be prorated for in-between percentages of target net income.

PRODUCT COMPONENT

Product Quality and New Product Introduction

If net income is at least 90% of target net income,

•	The Product Component may be earned through achievement of corporate goals for product quality and new product introductions for FY 2010.

The amount of the Product Component earned for performance in this area will be prorated for partial achievement of goals.

INDIVIDUAL GOALS COMPONENT

Individual Goals

If net income is at least 90% of target net income,

•

The Individual Goals Component may be earned through achievement of individual performance goals for FY 2010. For employees that have specific country/region revenue goals, a minimum of 50% of the individual goals will be based on the achievement of these objectives.

The amount of the Individual Goals Component earned for performance for this area will be prorated for partial achievement of goals with the exception of employees that have specific country/region revenue goals who must achieve 100% of their revenue goals.

Discretionary CEO Bonus Pool

The company will also establish a separate $200,000 bonus pool for FY 2010 (to be accrued $50,000 a quarter), and bonuses could be granted by the CEO on a discretionary basis to non-executive officers. No bonuses are required to be granted from this bonus pool.

Long-Term Incentive Plan

Long-term incentives (i.e., equity incentives) will be awarded for FY 2010 based on position and salary levels. Directors and equivalent positions and above will be eligible for grants of stock options and restricted stock; those below directors and equivalent will not be eligible for grants of long-term/equity incentives, unless a special award to an employee at this level is recommended by the CEO and approved by the Compensation Committee. Employees who are eligible to receive commissions will not be eligible to participate in the Long Term Incentive Plan.

The Compensation Committee will have the authority to interpret the terms and provisions of the long-term incentive plan and to otherwise supervise the administration of the long-term incentive plan. Any determination made by the Compensation Committee under the long-term incentive plan will be final and binding on all persons, including the company and the participants.

Executive Officers

Target value of LTI awarded:	CEO – 150% of base compensation
Other Executive Officers – 90% of base compensation

LTI target mix – CEO:	Restricted Stock Value	65% of LTI target value
	Stock Option Value	35% of LTI target value

LTI target mix – Other Executive Officers:

	Restricted Stock Value	75% of LTI target value
	Stock Option Value	25% of LTI target value

Long-term incentive grants to executive officers will be subject to stock retention guidelines established by the Compensation Committee from time to time.

Other Officers (Vice Presidents)

Target value of LTI awarded:	45% of base compensation for salaries $200,000 +
30% of base compensation for salaries < $200,000

LTI target mix:	Restricted Stock Value	75% of LTI target value
	Stock Option Value	25% of LTI target value

Directors and Director-Equivalent Positions

Target value of LTI awarded:	20% of base compensation for salaries $130,000 +
15% of base compensation for salaries $90,000 - 130,000

LTI target mix:	Restricted Stock Value	75% of LTI target value
	Stock Option Value	25% of LTI target value

Calculation of Share Amounts

Each element of the LTI grant (i.e., stock options and restricted stock) is intended to represent the estimated economic value of that element on the day before the date of grant. For purposes of determining the number of shares covered by each element, the following calculation should be used, which assumes (for illustration purposes only) that the economic value of stock options, using the Black-Scholes method, is 40% of the fair market value the day before the grant and a target mix of 75% Restricted Stock and 25% Stock Options:

LTI Target Value x 75% = Restricted Stock Value

LTI Target Value x 25% = Stock Option Value

# Restricted Shares = Restricted Stock Value/ fair market value of the stock the day before the grant

# Stock Option Shares = Stock Option Value / (Black Scholes ratio (40%) x fair market value the day before the grant of the stock)

Vesting for Employees

Stock Options will vest over four (4) years, 25% per year on the anniversary of the date of grant.

Restricted Stock will vest over five (5) years, 20% per year on the anniversary of the date of grant.